Exhibit 99.3

October 27, 2016

Mr. William F. Thomas

1516 South Boston Avenue, Suite 301

Tulsa, Oklahoma 74119

Dear Mr. Thomas:

Your letter of October 17 requesting waivers of the restrictions in Five Star’s Bylaws and Charter has been considered by the Board of Five Star, including separate consideration by the Five Star Independent Directors, and I have been asked to send you this response.

The 5% limitation on ownership of Five Star shares included in Five Star’s Bylaws is intended to protect the value of certain tax attributes, including significant tax credit and loss carryforwards.  As you know, Five Star has previously granted a conditional waiver of this restriction to ABP Acquisition LLC and certain related parties (ABP).  Without jeopardizing those tax attributes, Five Star cannot grant an additional waiver for the amount of shares you have requested, at the earliest, until ABP’s right to acquire up to 18 million Five Star shares expires on March 31, 2017.

An equally important issue is raised by your request for waiver of the Charter restriction on ownership above 9.8%.  Five Star was formerly a 100% owned subsidiary of Senior Housing Properties Trust, or SNH.  Since the time of its spin off from SNH in 2001, Five Star’s Charter has restricted ownership of its shares to 9.8% without SNH’s approval.  Moreover, Five Star currently operates 246 senior living communities (approximately 28,444 residence units) under long term leases and management agreements with SNH.  SNH has retained the right to terminate these contracts in the event any individual or group acquires more than 9.8% of Five Star shares without SNH’s prior approval.  Five Star’s ability to preserve its relationship and the benefit of its contracts with SNH is critical to its evaluation of your request.

Mr. William F. Thomas

If you remain interested in increasing your ownership of Five Star shares after the waiver of the Bylaw restriction granted to ABP has expired, the Independent Directors will consider the waivers and approvals you have requested under its Bylaws and Charter and under the applicable provisions of the Maryland Business Combination Statutes at that time.  Please note that any such waivers and approvals, if granted, will be conditioned upon your obtaining SNH’s approval of the Charter restriction waiver, among other matters.  The Independent Directors also ask that any further requests you make state which of the several covenants and restrictions that they required of ABP in the consent agreement you and your group are willing to accept, particularly whether you are prepared to agree to the 10 year lock up and standstill provisions.

Very truly yours,

/s/ Katherine E. Potter

Katherine E. Potter
Senior Vice President, General Counsel and Assistant Secretary